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                                                                     Exhibit 2.1

                                FIRST AMENDMENT

                         dated as of February 29, 2000

                                    TO THE
                        COMMON STOCK PURCHASE AGREEMENT
                                by and between
                                PIXTECH, INC.,
                                      and
                the PURCHASERS IDENTIFIED ON SCHEDULE A THERETO
                          dated as of October 6, 1999

         This First Amendment (the "Amendment") to the Common Stock Purchase Agreement dated as of October 6, 1999 (the "Agreement") among PixTech, Inc., a corporation organized under the laws of the State of Delaware having its principal offices at Avenue Olivier Perroy, Zone Industrielle de Rousset, 13790 Rousset France, ("PixTech") and the purchaser identified on Schedule A thereto, is made among PixTech, United Microelectronics Corporation ("UMC") and Unipac Optoelectronics Corporation ("Unipac" and, together with UMC, the "Purchasers"). Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

         In consideration of the promises and of the covenants herein contained, the parties hereto mutually agree as follows:

1. That Section 3 of the Agreement be, and hereby is, amended and restated to read in its entirety as follows:

         "Delivery of the Shares at the Closing. The closing of the purchase and
          -------------------------------------
sale of the Shares (the "Closing") shall occur no later than five business days after the date of this Agreement or at such other time and date and at a place to be agreed upon by PixTech and the Purchasers (the "Closing Date"). Subject to the terms and conditions of this Agreement, at the Closing, each Purchaser shall pay to PixTech an amount in cash or by wire transfer equal to the amount set forth opposite each such Purchaser's name on Schedule A hereto and PixTech shall
                                             ----------
deliver to each Purchaser one or more stock certificates registered in the name of such purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of Shares being purchased by such Purchaser. Subject to the terms hereof, PixTech and the Purchasers agree that there shall be one subsequent closing of the transactions contemplated by this Agreement (the "Subsequent Closing"), which shall be held at a time and date and at a place to
 ------------------
be agreed upon (the "Subsequent Closing Date"), for the sale of Shares on the
                     -----------------------
same terms and conditions set forth above to one or more investors. PixTech may schedule the Subsequent Closing at its discretion, but no later than February 29, 2000. Investors who acquire Shares at the Subsequent Closing shall be included as a "Purchaser" hereunder, execute a counterpart of this Agreement and, at the Subsequent Closing, Schedule A hereto shall be amended to reflect
                                ----------
the Purchasers in such Subsequent Closing."

2. That a new Section 7.3 be added to the Agreement be, to read in its entirety as follows:

         "7.3. PixTech Stockholder Approval. PixTech shall have received the
               ----------------------------
approval of its stockholders (i) to amend its Restated Certificate of Incorporation to increase the authorized shares of Common Stock thereunder and
(ii) as may be required by the rules of the Nasdaq
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National Market to consummate the transactions hereunder (the "PixTech
Stockholder Approval")."

3. That Section 10 of the Agreement be, and hereby is, amended and restated to read in its entirety as follows:

         "SECTION 10. Standstill Agreement.
                      --------------------

               10.1   Certain Definitions. Unless the context otherwise
                      -------------------
requires, the following terms, for all purposes of this Section 10, shall have the meanings specified in this Section 10.1:

              Affiliate shall mean any entity which controls, is controlled by or is under common control with a Purchaser.

              Outstanding Voting Stock of PixTech, or another entity as the context requires, shall mean (i) the Common Stock or other securities of PixTech (or such other entity) then outstanding and (ii) any other securities convertible into Common Stock of PixTech (or such other entity) then outstanding, having the power to vote on any matter brought before shareholders at a meeting or by written consent, other than securities having such power only upon the happening of a contingency which has not yet occurred.

              Voting Power shall mean the number of votes entitled to then be cast by the Outstanding Voting Stock of PixTech at any election of directors of PixTech.

              Voting Stock shall mean the Common Stock outstanding, assuming the exercise or conversion of all outstanding securities convertible into or exercisable or exchangeable for Common Stock and any other securities issued by PixTech having the power to vote in the election of directors of PixTech other than securities having such power only upon the happening of a contingency which has not yet occurred.

               10.2   Prohibited Acquisitions. Each Purchaser agrees that,
                      -----------------------
unless it has obtained the prior written consent of PixTech, it will not:

                         (a) directly or indirectly acquire beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally), without the written consent of a majority of PixTech's Board of Directors, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by a Purchaser and its Affiliates, or which such Purchaser and its Affiliates have a right to acquire, to an aggregate number of shares having Voting Power in excess of the total Voting Power held by such Purchaser and its Affiliates immediately after the Closing or any Subsequent Closing; provided that a Purchaser will not be obligated to dispose of any Voting Stock if the aggregate percentage of the total Voting Power of PixTech represented by Voting Stock beneficially owned by a Purchaser or which a Purchaser has a right to acquire is increased as a result of a recapitalization of PixTech or after the date of this Agreement or any other action taken by PixTech or its affiliates; or

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                         (b)  initiate or encourage any person to initiate any
                   "election contest" relating to the election of directors of PixTech, as such terms are defined in Regulation 14A under the Exchange Act.

               10.3   Mergers, Tender Offers or Similar Transactions. Each
                      ----------------------------------------------
Purchaser agrees that, for a period of five (5) years following the Closing Date, it will not initiate or encourage another person to initiate a proposal, without the prior approval of PixTech's Board of Directors, regarding a business combination or similar transaction with, or a change of control of, PixTech or to make a tender offer for shares of PixTech's Common Stock or other Voting Stock.

               10.4   Notice of Purchases. Without limiting the restrictions in
                      -------------------
Section 10.2 herein, each Purchaser shall notify PixTech as to such Purchaser's acquisition of additional shares of Voting Stock, or rights thereto within two
(2) days after such acquisitions, regardless of whether such transaction is otherwise required to be reported under law. Such notice shall be made in accordance with Section 11.1 herein.

               10.5   No Voting Arrangements. Without PixTech's prior written
                      ----------------------
consent, no Purchaser shall deposit any shares of Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock other than pursuant to the provisions of this Agreement.

               10.6   No Partnership. No Purchaser shall join a partnership,
                      --------------
limited partnership, syndicate or other group, or otherwise act in concert with any third person for the purpose of acquiring, holding or disposing of Voting Stock.

               10.7   Prohibited Transfer. Any purchase which causes a Purchaser
                      -------------------
to be in violation of the terms of Section 10.2 above ("Prohibited Acquisition") shall not be effected by PixTech and shall be voidable at the option of PixTech by its giving written notice to the transferor, his transferee and such Purchaser.

               10.8   Affiliates of Each Purchaser. Each Purchaser represents to
                      ----------------------------
PixTech that there is no Affiliate of such Purchaser, other than an Affiliate which is itself a Purchaser, which, as of the date of this Agreement, owns of record or beneficially any (a) Common Stock or other Voting Stock of PixTech, or
(b) any other securities convertible or exchangeable (with or without the payment of additional consideration) into Voting Stock of PixTech. Each Purchaser covenants to PixTech that, if at any time while this Section 10 is in effect, any Affiliate of such Purchaser becomes or intends to become the beneficial owner, as defined in regulations promulgated by the Securities and Exchange Commission, of any Common Stock or Voting Stock of PixTech, or any securities convertible or exchangeable into Voting Stock, such Purchaser will, whether prior to such ownership if possible, or, if not possible, as soon as practicable after such ownership, cause such Affiliate to agree to be bound by
Section 10 of this Agreement.

               10.9   Equitable Remedies. Each Purchaser agrees that irreparable
                      ------------------
damage would occur if any provision of this Section 10 were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that PixTech shall be entitled to an injunction or injunctions to prevent breaches of this Section 10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which it may be entitled at law or equity.

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Each Purchaser agrees to waive and hereby waives any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

               10.10  Term. Except as otherwise expressly provided herein, the
                      ----
provisions of this Section 10 shall terminate and be of no further force and effect upon the date ten years after the Subsequent Closing Date.

4. That Schedule A of the Agreement be, and hereby is, amended and restated to read in its entirety as Schedule A attached hereto.

           [The remainder of this page is intentionally left blank]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized representatives as of the day and year first above written.

PIXTECH, INC.


By:  /s/ Dieter Mezger
    ---------------------------------
Name:  Dieter Mezger
     --------------------------------
Title:  President and CEO
       ------------------------------


UNIPAC OPTOELECTRONICS CORPORATION


By:  /s/ R. Tsao
    ---------------------------------
Name:  Robert H.C. Tsao
     --------------------------------
Title:  Chairman
      -------------------------------


The undersigned agrees to the terms of this First Amendment and hereby represents and warrants to, and covenants with, PixTech as to the matters set forth in Section 5 of the Agreement.


UNITED MICROELECTRONICS CORPORATION


By:   /s/ R. Tsao
   ---------------------------------
Name:  Robert H.C. Tsao
     -------------------------------
Title:  Chairman
      ------------------------------

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                                  Schedule A
                                  ----------

Name and Address of Purchaser           Purchase Price          Number of Shares
-----------------------------           --------------          ----------------

Unipac Optoelectronics Corporation        $20,000,000               12,427,146
No. 5 Li Hsin Road VI
Science Based Industrial Park
Hsin Chu City Taiwan R.O.C.
Tel:  886 3 563-2899
Fax:  886 3 577-2730

United Microelectronics Corporation       $15,000,000                9,320,359
2F, NO. 76 SEC 2, Tunhwa S. RD.,
Taipei, Taiwan, R.O.C.

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